Exhibit 99.1
Global Industries, Ltd.

PRESS RELEASE 102908.17	For Immediate Release Contact: Investor Relations Tel: 281.529.7979
GLOBAL INDUSTRIES, LTD. ANNOUNCES RESULTS
FOR THE THIRD QUARTER OF 2008
Carlyss, Louisiana, October 29, 2008 — Global Industries, Ltd. (Nasdaq: GLBL) announced revenues of $218.6 million in the third quarter of 2008, an increase of 7 percent, compared to $203.5 million in the third quarter of 2007. Net loss was $102.8 million, or $0.90 diluted loss per share, for the third quarter 2008. This compares to net income of $31.5 million, or $0.27 diluted income per share, for the third quarter of 2007.
Commenting on the third quarter results, Chairman and Chief Executive Officer John A. Clerico stated, “We are most disappointed to report such a large operating loss for the quarter, but a thorough review and analysis of the conditions we have been and are continuing to experience on our Saudi Arabian and Brazilian projects requires us to do so. In order to rapidly address our major operating challenges, we are developing a comprehensive plan to restore Global to profitability as soon as possible. This plan will emphasize improving our bidding and project execution processes, controlling costs and maximizing our cash resources. Our first priority remains serving our customers by executing the work they entrust to us efficiently and professionally. As we stated in our last call, we are determined to improve Global’s performance for the benefit of our shareholders, customers and employees.”
Revenues increased by $15.1 million in the 2008 third quarter from the 2007 third quarter, reflecting growth in the international regions of Asia Pacific/India and Latin America. Lower North America, Middle East, and West Africa revenues partially offset that growth.
Gross profit decreased by $145.7 million (or $1.11 per diluted share) to a gross loss of $88.9 million in the 2008 third quarter from a gross profit of $56.8 million in the 2007 third quarter. During the third quarter of 2008, the Company eliminated the previously recorded profit estimate and recorded an estimated loss on the Berri and Qatif project in Saudi Arabia which total approximately $83.3 million (or $0.63 per diluted share) due to continued productivity and logistical issues, which resulted in further risk to the Company’s previously scheduled project completion date. In response to these conditions, the Company executed a comprehensive rechallenge of all aspects of this project and modified various areas of the plan to complete, including work vessel configuration, previously scheduled dry docking activities and team member composition and retention. The updated cost estimate for the project includes the estimated effects of these modifications. The project is currently scheduled to complete in the 2009 third quarter. Gross loss on the Camarupim project in Brazil increased by approximately $17.5 million (or $0.13 per diluted share) during the 2008 third quarter primarily due to lower than projected productivity and delays caused by weather. Both of these projects are now in a loss position. Compared to the third quarter of 2007, West Africa gross profit decreased $14.0 million (or $0.11 per diluted share) due primarily to idle vessel costs as there was low project activity in this segment during the 2008 third quarter. Gross profit in North America decreased $31.6 million (or $0.24 per diluted share), comparatively, primarily due to delays caused by Hurricanes Ike and Gustav, as well as the nonrecurrence in the 2008 third quarter of profitable day rate projects executed by REM Commander in the 2007 third quarter and delivery and setup costs related to recent additions to our fleet, the Global Orion and Olympic Challenger. During the third quarter of 2008, Asia Pacific/India successfully executed a major project and increased utilization to improve gross profit by $15.6 million (or $0.12 per diluted share) over the same quarter last year.
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Selling, general and administrative expenses of $25.4 million for the third quarter of 2008 increased by $4.7 million (or $0.04 per diluted share) over the same quarter last year, primarily due to increased labor and infrastructure support costs related to geographical expansion into Brazil and the Middle East.
Interest income of $2.5 million for the third quarter of 2008 decreased by $6.0 million (or $0.05 per diluted share) over the same quarter last year primarily due to decreased cash balances and lower interest rates.
The effective tax rate was 13 percent for the third quarter of 2008, a decrease of approximately 14 percentage points (or $0.15 per diluted share) compared to 27 percent for the third quarter of 2007. The lower tax rate for 2008 was primarily due to losses that could not be tax effected and lower margins in tax jurisdictions with a deemed profit tax regime where tax is calculated as a percentage of revenue.
During the third quarter of 2008, the Company booked $200.2 million of net new work resulting in a backlog of $397.2 million as of September 30, 2008.
The Company also announced today developments regarding its $150 million Revolving Credit Facility. As of October 29, 2008, the Company had no borrowings against the facility and $100.2 million in letters of credit outstanding. As a result of the Company’s recent operating performance, a financial covenant of the facility was not met. The Company commenced discussions and negotiations with the bank group who provide the facility. The Company believes it will reach an agreement in principle on the primary terms of an amendment, and expects to have a final agreement in place within a reasonable period. The Company anticipates that the final agreement will contain a provision that will require temporary cash collateralization of the letters of credit and guarantees previously supported by the facility.
A conference call will be held on October 30, 2008 at 9:00 a.m. Central Daylight Time. Anyone wishing to listen to the conference call may dial 888.455.8368 (domestic) or 210.839.8890 (international) and request connection to the “Global Third Quarter Earnings” call. Phone lines will open fifteen minutes prior to the start of the call. The call will also be webcast in real time on the Company’s website at www.globalind.com, where it will also be archived for anytime reference until November 21, 2008.
All individuals listening to the conference call or the replay are reminded that all conference call material is copyrighted by Global and cannot be recorded or rebroadcast without Global’s express written consent.
Global Industries, Ltd. is a leading offshore solution provider of offshore construction, engineering, project management and support services, including pipeline construction, platform installation and removal, deepwater/SURF installations, IRM, and diving to the oil and gas industry worldwide. The Company’s shares are traded on the NASDAQ Global Select Market under the symbol “GLBL”.
This press release may contain forward-looking information based on current information and expectations of the Company that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially are: industry conditions, prices of crude oil and natural gas, the Company’s ability to obtain and the timing of new projects, and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual outcomes could vary materially from those indicated.
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Set forth are the Company’s results of operations and selected balance sheet amounts for the periods indicated.

	(In thousands, except per share amounts)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007
Results of Operations (Unaudited)
Revenues	$218,551	$203,536	$820,559	$729,485
Cost of operations	307,409	146,714	847,251	505,056

Gross profit (loss)	(88,858)	56,822	(26,692)	224,429
Loss (gain) on asset disposals and impairments	1,640	(9)	(372)	(1,317)
Selling, general and administrative expenses	25,439	20,749	73,439	58,777

Operating income (loss)	(115,937)	36,082	(99,759)	166,969

Interest income	2,476	8,450	12,709	19,260
Interest expense	(4,148)	(3,718)	(9,974)	(8,491)
Other income (expense), net	(234)	2,327	(1,866)	2,933

Income (loss) before taxes	(117,843)	43,141	(98,890)	180,671
Income taxes (benefits)	(15,056)	11,666	(9,453)	53,611

Net income (loss)	$(102,787)	$31,475	$(89,437)	$127,060

Earnings (Loss) Per Common Share
Basic	$(0.90)	$0.27	$(0.78)	$1.09
Diluted	$(0.90)	$0.27	$(0.78)	$1.08

Weighted Average Common Shares Outstanding
Basic	114,493	115,715	114,135	116,503
Diluted	114,493	117,292	114,135	118,108

Other Data
Depreciation and amortization	$19,269	$12,422	$48,120	$45,181
Backlog at end of period			$397,220	$695,047

	As of	As of
	September 30	December 31
	2008	2007
(In thousands)	(unaudited)
Selected Balance Sheet Amounts
Cash and cash equivalents	$406,248	$723,450
Marketable securities	41,768 *	99,935
Working Capital	428,697	843,017
Total Assets	1,535,364	1,589,798
Debt	390,340	394,300
Shareholders’ Equity	754,651	853,592

*	Includes $41,468 million of auction rate securities classified as long term as of September 30, 2008.
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Set forth are the Company’s results of operations by reportable segment for the periods indicated.
RESULTS OF OPERATIONS BY REPORTABLE SEGMENT
(Unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007
Total segment revenues
North America OCD	$28,868	$32,037	$58,440	$80,075
North America Subsea	43,422	45,620	103,122	117,724
Latin America	59,509	39,404	185,259	174,269
West Africa	22,924	44,626	140,664	153,876
Middle East	35,638	41,530	188,085	84,955
Asia Pacific/India	40,423	8,977	172,317	156,934

Subtotal	230,784	212,194	847,887	767,833

Intersegment eliminations
North America OCD	—	—	—	(7,726)
North America Subsea	(10,159)	(8,225)	(23,187)	(13,511)
Latin America	(2,074)	—	(2,074)	—
Middle East	—	(401)	(2,067)	(16,966)
Asia Pacific/India	—	(32)	—	(145)

Subtotal	(12,233)	(8,658)	(27,328)	(38,348)

Consolidated revenues	$218,551	$203,536	$820,559	$729,485

Income (loss) before taxes
North America OCD	$(6,666)	$4,888	$(13,946)	$10,115
North America Subsea	(459)	21,974	4,012	48,395
Latin America	(21,858)	10,282	(18,622)	75,101
West Africa	(12,270)	2,924	(25,764)	(4,857)
Middle East	(84,893)	2,489	(78,455)	15,027
Asia Pacific/India	9,463	(6,145)	31,269	25,192
Corporate	(1,160)	6,729	2,616	11,698

Consolidated income (loss) before taxes	$(117,843)	$43,141	$(98,890)	$180,671

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